Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
February 15, 2007

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place
Pittsford, New York 14534
(Address of principal executive offices)

(585) 267-4850
(Registrant’s telephone number, including area code)

150 Lucius Gordon Drive, West Henrietta, New York 14586
(former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(i) Lease Amendment

On February 15, 2007, we amended the Lease for our new corporate offices at 15 Schoen Place, Pittsford, New York to change the lease commencement date from October 1, 2006 to March 1, 2007 in order to reflect delays in the landlord’s delivery of possession of the premises. All other time periods in the Lease (including the dates for rent increases and the lease termination date) were also extended by five months.

Amendment No. 1 to the Lease is filed herewith as Exhibit 10.1 and incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to such Exhibit.

(ii) Compensation Adjustment for President and Chief Technology Officer.

On March 2, 2007, our Board of Directors, acting on the recommendation of the Board’s Compensation Committee, approved an adjustment in the base compensation of Cathy A. Fleischer, our President and Chief Technology Officer. Dr. Fleischer’s base salary was increased to $180,000 per annum, retroactive to November 2, 2006, the date on which she was elected President. In addition, Dr. Fleischer will be eligible to receive the following cash bonuses upon achievement of the specified milestones (assuming her continued employment through the dates on which such milestones are achieved): (i) $10,000, upon the execution of a joint development agreement; (ii) $25,000, upon achieving revenues of at least $500,000 within a twelve month period; and (iii) $50,000, upon achieving positive cash flow for a six-month period. The Compensation Committee also awarded Dr. Fleischer options under our 2007 Incentive Stock Plan for the purchase of up to 1,200,000 shares of our common stock; the options vest over a period of thirty months, subject to Dr. Fleischer’s continued employment.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Amendment No. 1 to Lease between Schoen Place LLC and NaturalNano, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NATURALNANO, INC

/s/ Kathleen A. Browne
Date: March 7, 2007       Kathleen A. Browne
                                                                                       Chief Financial Officer